UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2014

OURNETT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	333-192415	46-3545939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 East 42nd Street

New York, New York 10168

(Address of principal executive offices) (zip code)

212-986-1544

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 21, 2014, Miguel Sebastia resigned as Co-President and director of Ournett Holdings, Inc. (the “Company”). Mr. Sebastia’s resignation was not the result of any disagreements with the Company. In addition, Manuel Sole Carrizo was appointed by the Company to serve as director, Treasurer and Secretary of the Company. Additionally, Alfons Lloret Garcia was appointed by the Company to serve as a director of the Company. Further, Fernando Koatz resigned as Treasurer, Secretary and Co-President of the Company and was appointed by the Company to serve as President of the Company. Mr. Koatz will remain the Chief Financial Officer and director of the Company.

From 2009 thorugh the present, Manuel Sole Carrizo has held the position of Chief Executive Officer of SECTOR, a Spanish consulting company.

From 1999 through the present, Alfons Lloret Garcia has held the position of Manager at Telefonia Sant Feliu S.L. and from 2002 through the present, Mr. Lloret has held the position of Manager at Daifu Systems S.L.

There is no understanding or arrangement between Messrs. Garcia and Carrizo and any other person pursuant to which they were appointed as executive officers and directors.  Messrs. Garcia and Carrizo do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mssrs. Garcia and Carrizo have not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OURNETT HOLDINGS, INC.

Date: April 25, 2014	By:	/s/ Xavier Rey
Xavier Rey
Chief Executive Officer